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                                                                    EXHIBIT 5.01


          [Letterhead of Dornbush Schaeffer Strongin & Venaglia, LLP]


                                          June 15, 2007


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


                   Re:  Benihana Inc.
                        Registration Statement on Form S-8
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Gentlemen:

         We have been requested by Benihana Inc., a Delaware corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 1,023,564 shares (the "Shares") of the Company's Common Stock, par value $.10 (the "Common Stock"),
(i) 123,334 of which Shares may be issued by the Company pursuant to prior or future grants under the Company's 2003 Directors' Stock Option Plan, which was approved by the stockholders of the Company at its Annual Meeting of Stockholders held on August 21, 2003; (ii) 687,618 of which Shares may be issued by the Company pursuant to prior or future grants under the Company's 2000 Employees Class A Stock Option Plan, which was approved by the stockholders of the Company at its Annual Meeting of Stockholders held on August 3, 2000; (iii) 61,875 of which Shares may be issued by the Company pursuant to prior or future grants under the Company's Amended and Restated Directors' Stock Option Plan, which was approved by the stockholders of the Company at its Annual Meeting of Stockholders held on August 27, 1998; (iv) 142,862 of which Shares may be issued by the Company pursuant to prior or future grants under the Company's 1997 Employees Class A Stock Option Plan, which was approved by the stockholders of the Company at its Annual Meeting of Stockholders held on August 27, 1998 (the plans described in clauses (i) through (iv), collectively, the "Plans"); and (v) 2,875 of which Shares may be issued by the Company pursuant to a non-plan stock option agreement between the Company and Norman S. Becker (the "Option Agreement").

         In connection with this opinion, we have examined the Company's Certificate of Incorporation and By-Laws, the Plans, the Option Agreement, copies of the records of corporate proceedings of the Company, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.


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         Based upon and subject to the foregoing, we are of the opinion that the
Shares, when issued and paid for in accordance with the Plans and the Option Agreement, respectively, will be duly authorized, legally issued, fully paid and non-assessable.

         We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              DORNBUSH SCHAEFFER STRONGIN
                                                  & VENAGLIA, LLP


                                              By: /s/ Landey Strongin
                                                  ------------------------------
                                                      Landey Strongin, a Partner








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